EXHIBIT 23.3

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Instapay Systems, Inc.

We consent to the incorporation by reference in the Registration Statement of Instapay Systems, Inc., on Form SB-2 to be filed with the Commission on or about June 4, 2004 of our Independent Auditors' Report dated April 4, 2003 covering the financial statements of Instapay Systems, Inc. for the year ended December 31, 2002, which are in its Form 10-KSB for the fiscal year ended December 31, 2003. We also consent to the references to us under the headings "Summary of Consolidated Financial Information," "Changes in and Disagreements with Accountants on Accounting and Financial Matters," and "Experts" appearing in the Prospectus, which is part of this Registration Statement.

/s/ Hurley & Company
CERTIFIED PUBLIC ACCOUNTANTS
Granada Hills, California
June 4, 2004